Exhibit 99.1

SAVIENT CLOSES SALE OF $230 MILLION IN CONVERTIBLE SENIOR NOTES

East Brunswick, NJ, February 4, 2011 — Savient Pharmaceuticals, Inc. (Nasdaq: SVNT) today announced the closing of its sale of $230 million aggregate principal amount of 4.75% Convertible Senior Notes due 2018 (the “Notes”). The aggregate principal amount of Notes sold reflects the full exercise by the underwriters of their option to purchase $30 million principal amount of Notes to cover over-allotments.

The Notes are convertible, under certain circumstances and during certain periods, based on an initial conversion rate of 86.6739 shares of common stock per $1,000 principal amount of the Notes, which is equivalent to an initial conversion price of approximately $11.54 per share of common stock, subject to adjustment in certain circumstances. The initial conversion price represents a conversion premium of 25% over the last reported sale price of the common stock of $9.23 per share on January 31, 2011. Upon conversion, the Notes may be settled, at Savient’s election, in cash, shares of Savient’s common stock or a combination of cash and shares of Savient’s common stock. Savient may redeem some or all of the Notes for cash under certain circumstances on or after February 1, 2015. The Notes will bear interest at a rate of 4.75% per year.

J. P. Morgan Securities LLC acted as sole book-running manager of the offering. Lazard Capital Markets LLC and Cowen and Company, LLC acted as co-managers of the offering.

Savient has filed a registration statement (including a prospectus) with the SEC for the securities offering described in this communication. Before you invest, you should read the prospectus in that registration statement and other documents Savient has filed with the SEC for more complete information about Savient and this offering. You may obtain these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; Telephone (631) 254-1735.

About Savient Pharmaceuticals, Inc.

Savient Pharmaceuticals, Inc. is a specialty biopharmaceutical company focused on developing and commercializing KRYSTEXXATM (pegloticase), which was approved by the FDA on September 14, 2010 for the treatment of chronic gout in adult patients refractory to conventional therapy.

Safe Harbor Statement

This press release contains forward-looking statements, including statements about future business prospects, KRYSTEXXATM and the offering, that are intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Any statements that are not statements of historical fact (including statements containing the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “predict,” “will,” and “would,” and similar expressions) should be considered to be forward-looking statements. There are a number of important factors that could cause actual results to differ materially from those indicated in any forward-looking statements made by Savient, including the factors described in Savient’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which has been filed with the Securities and Exchange Commission.

Contact:
Mary Coleman	Kelly Sullivan
Savient Pharmaceuticals, Inc.	Joele Frank, Wilkinson Brimmer Katcher
information@savient.com	ksullivan@joelefrank.com
(732) 418-9300	(212) 355-4449